JOINT PRESS RELEASE

SOUTH ALABAMA BANCORPORATION, INC.
AND GULF COAST COMMUNITY BANCSHARES, INC.
ANNOUNCE PLANS TO MERGE

Mobile, Alabama, and Wewahitchka, Florida, November 2, 2001 W. Bibb Lamar, Jr., President and Chief Executive Officer of South Alabama Bancorporation, Inc., and Jerald D. Gaskin, Chairman of Gulf Coast Community Bancshares, Inc., the parent corporation of Wewahitchka State Bank, announced today an agreement in principle whereby Wewahitchka State Bank will become a wholly owned subsidiary of South Alabama through the merger of Gulf Coast Community Bancshares with and into South Alabama Bancorporation. Wewahitchka State Bank is located in Gulf County in the Florida Panhandle and has offices in Wewahitchka, Port St. Joe and Port St. Joe Beach.

This acquisition will be accomplished by the issuance of South Alabama stock in exchange for all of Gulf Coast's stock. The number of shares to be issued depends on the book value of Gulf Coast's stock and the market value of South Alabama's stock at the time of the merger. Currently, this transaction is valued at approximately $4.5 million.

Lamar stated, "We are excited about this addition to our Company. Gulf County, along with the adjoining Bay and Walton Counties, is undergoing significant development and we look forward to expanding our presence in these counties." Gaskin commented, "Our new affiliation will afford Wewahitchka State Bank greater growth opportunities and also will allow us to provide our communities, customers and employees additional products, services and opportunities."

At the conclusion of this transaction, South Alabama Bancorporation will have 21 locations in Alabama and Florida with assets totaling approximately $620 million.

Consummation of this transaction is subject to the negotiation and execution of a definitive agreement, certain regulatory approvals and approval of the shareholders of Gulf Coast Community Bancshares, Inc.

South Alabama Bancorporation is the parent company of South Alabama Bank, First National Bank, Brewton, The Monroe County Bank, Monroeville, The Commercial Bank of Demopolis, Sweet Water State Bank and South Alabama Trust Company. South Alabama Bancorporation's common stock is traded on the Nasdaq Small Cap Stock Market under the symbol SABC.

Except for historical information contained herein, this press release contains forward looking statements that involve risks and uncertainties, including, but not limited to, general industry and economic conditions, interest rate changes, regulatory changes and competitive factors, as well as other risks detailed from time to time in South Alabama's reports filed with the Securities and Exchange Commission.

For additional information contact: F. Michael Johnson 251 431-7813.